Exhibit 99.1

  NEWS

For Immediate Release	Media Contact:	Donna Pullen (803) 765-4558
July 29, 2011	Analyst Contact:	John C. Pollok (803) 765-4628

SCBT Reports Second Quarter Net Income of $4.9 million;

Declares Quarterly Cash Dividend

COLUMBIA, S.C.—July 29, 2011—SCBT Financial Corporation (NASDAQ: SCBT), the holding company for SCBT, National Association, today released its unaudited results of operations and other financial information for the three-month and six-month periods ended June 30, 2011.  Highlights of the second quarter 2011 include the following:

•                  Net income of $4.9 million, up $4.3 million year over year; and the highest since the second quarter of 2009, excluding gains from acquisitions; diluted earnings per share of $0.35

•                  Organic loan growth, excluding acquired loans, of $178.2 million; 8.0% increase from 2nd quarter of 2010

•                  Core deposit growth, excluding CDs and the Habersham Bank (HB) acquisition, up $270.4 million; 15.6% increase from 2nd quarter 2010

•                  Non-acquired allowance for loan losses:  $48.2 million consistent with 1Q 2011; provision expense covered net change-offs

•                  Legacy net charge-offs — decreased to 0.71% annualized for the quarter, excluding acquired loans, compared to 1.41% for the 2nd quarter 2010;

•                  Non-performing Assets (NPAs):  2.44% of total assets; 3.86% of loans and repossessed assets, excluding acquired assets

•                  Integrated HB onto the SCBT operating platform

Quarterly Cash Dividend

The Board of Directors of SCBT has declared a quarterly cash dividend of $0.17 per share payable on its common stock.  This per share amount is equal to the dividend paid in the immediately preceding quarter and will be payable on August 26, 2011 to shareholders of record as of August 19, 2011.

Second Quarter 2011 Results of Operations

Please refer to the accompanying tables for detailed comparative data on results of operations and financial results.

The Company reported consolidated net income of $4.9 million, or $0.35 per diluted share for the three months ended June 30, 2011 compared to consolidated net income of $575,000, or $0.05 per diluted share for the second quarter of 2010.  This $4.3 million increase was the net result of the following items:

•                  Improved net interest income of $6.8 million due primarily to the improved yields of acquired loans and reduced interest expense in both deposits and other borrowings;

•                  Improved provision for loan losses which decreased by $8.3 million over the comparable quarter for the non-acquired loan portfolio; offset by a

•                  Decrease in non-interest income of $2.2 million, due to the negative accretion on the CBT indemnification asset; which was offset by improved non-interest income in all other categories, except mortgage banking income; and an

•                  Increase in non-interest expenses of $6.1 million, with $1.7 million of this from the addition of HB; $1.8 million in salaries and benefits; $1.9 million related to OREO and loan related expenses; $1.2 million in other expenses; and $465,000 in net occupancy; offset by a $740,000 decline in advertising and marketing and a decline in merger related cost of $366,000.

“The second quarter of 2011 was our best operating quarter since the second quarter of 2009.  You can see the improvements in all three of our strategic areas of focus: Soundness, Profitability and Growth.  We experienced improvement in many of our credit metrics this quarter, including past due and classified loans.  Most importantly, however, our charge-offs were reduced significantly.  The coastal markets make up 21% of our total loan portfolio, and we are seeing some continued stress in these markets. We are seeing improvement in the 79% of the portfolio that is non-coastal.  We also continued to see significant reductions in construction & development loan balances, down 9% this quarter and 14% for the year,” said Robert R. Hill, Jr, President and CEO.  “Our organic loan growth and pipeline are as strong as we have seen in a few years.  8% year over year organic loan growth is a result of our team taking advantage of the turbulent market by bringing in customers seeking to stabilize their banking relationships and by the productivity of the new bankers we have added in recent years.  I am very pleased with the quantity and quality of the new relationships we are bringing into the bank.  Credit losses, fee income gains, a strong margin, and a well executed integration of Habersham Bank all contributed to a solid improvement in EPS.  We remain focused on driving EPS to more normalized levels and we feel we have the pieces in place to continue making good progress in Soundness, Profitability, and Growth.”

Accounting for Acquired Loans

The Company performs ongoing assessments of the estimated cash flows of its acquired loan portfolios.  Increases in cash flow expectations result in a favorable adjustment to interest income over the remaining life of the related loans, and decreases in cash flow expectations result in an immediate recognition of a provision for loans losses, in both cases, net of any adjustments to the receivable from the FDIC for loss sharing.  These ongoing assessments of the acquired CBT loan portfolio resulted in a positive impact to interest income from a reduction in expected credit losses, which was largely offset by a charge to noninterest income for the impact of reduced cash flows from the FDIC under the loss share agreement.  Below are the specifics relative to the review of the acquired loan portfolio and the related impact on the indemnification asset:

•                  The review of the performance of the portfolio during the second quarter resulted in a minor reduction in the overall loss expectation for these loans;

•                  Principally, as a result of the credit loss improvement of certain pools in the first quarter, there was approximately a $4.5 million increase in the loan yield compared to $1.4 million increase in the first quarter;

•                  With the reduction in the credit loss expectations for certain pools from the first quarter ($36 million), the impact on the receivable from the FDIC is a reduction in expected cash flows; and

•                  The reduced cash flow on this asset caused the accretion to turn negative in an amount equal to $4.0 million for the second quarter which substantially offsets the interest income benefit above.

As of June 30, 2011, the Company has not made any changes to the estimated cash flow assumption from the initial valuation for the acquired Habersham loans.

Selected Ratios and Capital

The Company’s annualized return on average assets (ROAA) for the second quarter increased to 0.50% compared to 0.06% for the second quarter of 2010, and increased from 0.27% for the first quarter of 2011.  Total average shareholders’ equity at June 30, 2011 was $369.0 million, an increase of $21.8 million, or 6.3% from March 31, 2011.  This increase was primarily the result of the private placement of 1.129 million common shares and the full quarter impact of the increased capital of approximately $34.7 million in the second quarter.  Annualized return on average equity (ROAE) for the quarter was 5.35%, up from 0.69% for the second quarter of 2010.  Annualized return on average tangible equity (ROATE) for the second quarter increased to 7.16% from 1.42% for the comparable period in the prior year, and increased from 4.15% in the first quarter of 2011.

The Company’s book value per share and tangible book value per share increased from March 31, 2011 by $0.31 and $0.36 per share to $26.53 and $21.18 per share, respectively.

Total risk-based capital declined by 7 basis points from the first quarter of 2011, due primarily to legacy loan growth (primarily risk-weighted at 100%) and the decline of acquired loan portfolio (primarily risk-weighted at 20%).  Tier 1 leverage ratio declined as well by 22 basis points due primarily to the increase of HB average assets for the full quarter.  The Company’s capital positions remain “well-capitalized” by all measures at June 30, 2011.

FDIC-Assisted Acquisition — Habersham Bank

During the first quarter of 2011, SCBT entered into a whole bank with loss-share purchase and assumption agreement (“LSA”) with the FDIC to purchase certain assets and assume most of the deposits (excluding brokered deposits) and certain liabilities of Habersham Bank.  The Company acquired assets with a fair value of approximately $328.6 million, including $127.5 million in loans, and assumed liabilities with a fair value of approximately $381.5 million, including $340.6 million of deposits.  In addition, the Company received cash from the FDIC totaling approximately $59.4 million, which included the negative bid of $38.3 million.

In connection with the Habersham acquisition, SCBT also entered into loss sharing agreements with the FDIC.  Pursuant to the terms of these loss sharing agreements, the FDIC’s obligation to reimburse SCBT for losses with respect to certain loans and foreclosed real estate purchased (“covered assets” or “covered loans”), begins with the first dollar of loss incurred.  The FDIC has agreed to reimburse SCBT for 80% of the losses incurred.  Gains and recoveries on covered assets will offset losses, or be paid to the FDIC, at the applicable loss share percentage of 80% at the time of recovery.

All assets acquired and liabilities assumed are recorded at estimated fair value on the date of acquisition, February 18, 2011.  These fair value estimates are considered preliminary, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values may become available.  In addition, the Company continued to gather information regarding the initial fair value estimates of the assets and liabilities acquired, but have identified no material adjustments as of June 30, 2011.

“During the second quarter, we integrated Habersham Bank into our existing Georgia franchise by converting HB systems to the SCBT operating platform, and we expect to realize the cost efficiencies in the second half of 2011.  We also closed three HB locations and four former CBT locations, resulting in 28 locations in our Northeast Georgia market, serving 10 counties.” said John C. Pollok, COO.

Asset Quality

Annualized net charge-offs within the non-acquired loan portfolio decreased to .71% from 1.53% experienced in the first quarter of 2011, and decreased from 1.41% experienced in the second quarter of 2010.  During the second quarter, non-performing assets (NPAs) as a percentage of non-acquired loans and repossessed assets increased to 3.86% compared to 3.84% one year ago and increased from 3.83% for the first quarter of 2011.  NPAs, excluding acquired assets to total assets at June 30, 2011 were 2.44%, compared to 2.37% at the end of the second quarter in 2010 and 2.29% at the end of the first quarter 2011.  The level of NPAs, excluding acquired assets, continues to reflect pressure within the real estate market primarily in the coastal markets of Beaufort and the Grand Strand.  Other real estate owned (“OREO”) increased by $5.1 million from the 1st quarter of 2011 and by $15.1 million from the second quarter of 2010, excluding covered OREO.  During the second quarter, the Company reviewed the assets held for future branch sites and determined that certain of these assets would be disposed of requiring reclassification to OREO.  These assets increased OREO by $2.4 million during the quarter, and resulted in an $893,000 write down.  Non-performing loans (including accruing loans past due 90 days or more) decreased $1.6 million from the first quarter of 2011, excluding acquired loans, and decreased by $7.1 million from the end of the second quarter in 2010. Non-acquired loans 30-89 days past due decreased $0.9 million from the first quarter of 2011, and increased $0.7 million from the second quarter of 2010, or 6.64% to $11.5 million.

At June 30, 2011, nonperforming loans, excluding acquired loans, totaled $68.8 million, representing 2.86% of period-end loans, non-acquired.  The allowance for loan losses, excluding acquired loans, at June 30, 2011 was $48.2 million and represented 2.00% of total period-end loans, excluding acquired loans.  The current allowance for loan losses provides .70 times coverage of period-end nonperforming loans, excluding acquired loans, up from the first quarter 2011 level of .68 times coverage.  In the second quarter, net charge-offs were $4.2 million, or an annualized .71% of average loans, excluding acquired loans, compared to $7.7 million, or 1.41% in the same period of 2010 and $8.7 million, or 1.53% in the 1st quarter.  The provision for loan losses, excluding any provision for loan losses related to acquired loans, was $4.2 million for the second quarter of 2011 compared to $12.5 million for the comparable quarter one year ago, and $9.3 million in the first quarter of 2011.

Loans and Deposits

The Company’s total loans increased 5.0%, or $132.1 million, since the second quarter of 2010, driven primarily by the addition of loans in both commercial and consumer owner-occupied categories.  Acquired loans declined by $46.1 million from the second quarter of 2010 and by $50.3 million during the second quarter of 2011, as the Company continues to work through these assets.  Acquired loans were $367.5 million at the end of the quarter.  The following non-acquired loan portfolios increased:  (1) commercial owner occupied by $166.4 million, or 33.1%; (2) consumer owner occupied loans by $60.5 million, or 19.7%; (3) consumer non real estate by $16.9 million, or 26.8%; and (3) home equity loans by $11.7 million, or 4.7%.  Offsetting these increases was a reduction in construction and land development loans by $84.6 million or 20.0%.  Total non-acquired loans outstanding were $2.4 billion at June 30, 2011, compared to $2.2 billion at June 30, 2010.  The balance of mortgage loans held for sale decreased $4.8 million and $7.2 million from June 30, 2010 and March 31, 2011, respectively, to $17.9 million at June 30, 2011.  During the second quarter of 2011, mortgage loans held for sale decreased as refinancing activities have slowed compared to activity in 2010 and as a greater portion of the products are held on balance sheet.

Total deposits increased in all categories, except certificates of deposit, compared to the second quarter of 2010 by an overall $194.0 million, or 6.4%, primarily due to the FDIC-assisted acquisition of HB which accounted for $277.4 million of this increase.  Total deposits decreased by $113.7 million, or 15.1% annualized, from the end of the first quarter of 2011.  Core deposits (excluding all certificates of deposit) decreased $24.8 million, or 5.73% annualized compared to the first quarter of 2011 and increased by $425.7 million, or 24.6% compared to the second quarter of 2010.  The following decreases in total deposit categories account for a $113.7 million decline from the linked quarter:  (1) CDs by $86.6 million, or 31.4% annualized; (2) demand deposit accounts 8.0 million or 5.3% annualized; (3) money market accounts by $31.5 million, or 15.5% annualized and (4) savings by 2.1 million or 3.3% annualized.  Offsetting these decreases was an increase in NOW accounts by $16.8 million, or 13.4% annualized.  Core deposits, excluding the HB acquisition, decreased by $16.6 million, or 3.8% annualized in all core deposit categories, except savings accounts. Time deposits continue to decline as expected, by $74.2 million during the 2nd quarter, as the Company continues to monitor and adjust rates paid on all deposit products as part of its strategy to manage its net interest margin.  Total deposits outstanding at the end of the second quarter of 2011 were $3.2 billion, compared to $3.3 billion at the end of the first quarter 2011 and compared to $3.0 billion at the end of the second quarter of 2010.

Net Interest Income and Margin

Non-taxable equivalent net interest income (before provision for loan losses) was $38.0 million for the second quarter of 2011, up 22.0% from $31.2 million in the comparable period last year.  Taxable-equivalent net interest margin increased 63 basis points from the second quarter of 2010 and increased 49 basis points from the first quarter of 2011 to 4.67%.  During the second quarter of 2011, SCBT benefited from continued improvement in cash flows and accretable yield related to the CBT acquired loan portfolio, and continues to lower funding cost by reducing rates on time deposits.  The improved yield was substantially offset by the negative accretion on the indemnification asset recognized in noninterest income, from reduced cash flows under the LSA. SCBT’s yield on acquired loans improved to 11.17% from 8.12% in the linked quarter primarily due to a full quarter impact of reduced credit loss expectations for certain loan categories (pools) compared to just one month of enhanced impact last quarter.  The effect (reduction) on net interest margin of the excess liquidity position was estimated to be 29 basis points for both the first and second quarter of 2011.

The Company’s average yield on interest-earning assets increased 26 basis points, while the average rate on interest-bearing liabilities decreased 39 basis points from the second quarter of 2010.  During the second quarter of 2011, the Company’s average total assets increased by $259.2 million to $3.9 billion, a 7.0% increase over the second quarter of 2010.  The increase reflected a $133.1 million increase in average total loans to $2.8 billion from the second quarter of 2010, the result of the FDIC-assisted acquisition of HB during the quarter. The increase in loan volume at current market rates increased the average yield on loans by 47 basis points compared to the second quarter of 2010.  Average investment securities were $236.8 million at June 30, 2011, or 22.5% less than the balance at the end of the second quarter of 2010 of $305.5 million, largely reflecting the liquidation of securities acquired from both the CBT and the HB acquisition during the past twelve months.  The growth in average total assets was supported by growth in average total deposits of $254.2 million, an increase of 8.4% from the second quarter of 2010, which has come from the FDIC-assisted acquisition of Habersham Bank, and strong core deposit growth within SCBT.

Noninterest Income and Expense

Noninterest income was $8.8 million for the second quarter of 2011 compared to $11.0 million for the second quarter of 2010, a decrease of $2.2 million, or 20.3%, due to the negative accretion on the CBT indemnification asset, which is partially offset by positive accretion on the HB indemnification asset.  The negative accretion was the result of the reduced expected cash flows of this asset related to certain pools which had improved expected cash flows during the first quarter of 2011, and continue into the second quarter of 2011.

Other increases in noninterest income include increased service charges on deposit accounts of $35,000, or 0.6%; increased trust and investment service income of $338,000, or 28.5%; increased bankcard services of $695,000, or 29.7%; and increased securities gains / losses of $685,000 due primarily to the impairment in the prior year of certain trust preferred securities.  A decrease occurred in both mortgage banking income of $140,000 and in other income by $145,000.

Compared to the first quarter of 2011,  noninterest income, excluding the gain from the HB transaction, securities gains and negative IA accretion, was up by $1.5 million, driven by service charges on deposit accounts, bankcard services income, mortgage banking income and trust and investment services.

Noninterest expense was $35.0 million in the second quarter of 2011, a 20.9% or $6.1 million increase compared to $28.9 million in the second quarter of 2010.  Costs related to the HB franchise accounted for approximately $1.7 million of the increase.  Without the addition of HB, noninterest expense increased by $4.4 million from second quarter of 2010 and in the following areas:  (1) salaries and benefits by $1.8 million; (2) OREO and loan related expenses by $1.9 million; (3) net occupancy expense by $465,000; (4) other expense by $1.2 million.  These increases were offset by: (1) decrease in advertising and marketing expense by $742,000; (2) reduction in professional fees by $135,000; and (3) reduced merger costs of $366,000.

Compared to the first quarter of 2011, noninterest expense increased by approximately $825,000, with $482,000 of this increase from the addition of HB, primarily in compensation and benefits.  and $224,000 increase in furniture and equipment expense, $244,000 increase in OREO expense and loan related (which includes the $893,000 write down discussed above under Asset Quality), and $888,000 increase in salary and benefits.  These increases were offset by $269,000 reduction in FDIC assessment and other regulatory charges, $620,000 decrease in advertising and marketing; and $410,000 in other expenses.

SCBT Financial Corporation, Columbia, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of SCBT, N.A., the third largest bank headquartered in South Carolina; NCBT, a division of SCBT, N.A.; Community Bank & Trust, a division of SCBT, N.A; and Habersham Bank, a division of SCBT, N.A.  Providing financial services for over 75 years, SCBT Financial Corporation operates 77 locations in 17 South Carolina counties, 10 northeast Georgia counties, and Mecklenburg County in North Carolina.  SCBT Financial Corporation has assets of approximately $3.8 billion and its stock is traded under the symbol SCBT in the NASDAQ Global Select Market.  More information can be found at www.SCBTonline.com.

SCBT Financial Corporation will hold a conference call on July 29th at 11:00 a.m. Eastern Time where management will review earnings and performance trends.  Callers wishing to participate may call toll-free by dialing 866-328-3013.  The number for international participants is 914-495-8535.  The conference ID number is 80709133.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SCBTonline.com.  A replay will be available from 2:00 p.m. Eastern Time on July 29 until 11:59 p.m. on August 12.  To listen to the replay, dial 800-642-1687 or 706-645-9291.  The passcode is 80709133.

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Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.  Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934. SCBT Financial Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from forecasted results. Such risks and uncertainties, include, among others, the following possibilities: (1) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; (2) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (3) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (4) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (5) transaction risk arising from problems with service or product delivery; (6) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (7) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (8) reputation risk that adversely affects earnings or capital arising from negative public opinion; (9) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (10) economic downturn risk resulting in deterioration in the credit markets; (11) greater than expected non-interest expenses; (12) excessive loan losses; (13) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with the integration of Habersham Bank, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; and (14) other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands, except per share data)

						Second
	Three Months Ended					Quarter	Six Months Ended		YTD
	June 30,	March 31,	December 31,	September 30,	June 30,	2011 - 2010	June 30,		2011 - 2010
	2011	2011	2010	2010	2010	% Change	2011	2010	% Change
EARNINGS SUMMARY (non tax equivalent)
Interest income	$43,331	$39,255	$39,789	$39,249	$39,112	10.8%	$82,586	$76,316	8.2%
Interest expense	5,330	6,409	7,974	8,238	7,952	-33.0%	11,739	16,525	-29.0%
Net interest income	38,001	32,846	31,815	31,011	31,160	22.0%	70,847	59,791	18.5%
Provision for loan losses (1)	4,215	10,641	10,667	10,328	12,509	-66.3%	14,856	33,287	-55.4%
Noninterest income	8,792	15,873	13,256	11,830	11,028	-20.3%	24,665	112,649	-78.1%
Noninterest expense	35,048	34,224	33,746	29,932	28,984	20.9%	69,272	61,564	12.5%
Income before provision for income taxes	7,530	3,854	658	2,581	695	983.5%	11,384	77,589	-85.3%
Provision for income taxes	2,612	1,338	99	794	120	2076.7%	3,950	28,053	-85.9%
Net income	$4,918	$2,516	$559	$1,787	$575	755.3%	$7,434	$49,536	-85.0%

Basic weighted-average common shares	13,805,428	13,184,572	12,632,368	12,620,162	12,612,243	9.5%	13,500,009	12,599,348	7.1%
Diluted weighted-average common shares	13,885,921	13,272,765	12,727,590	12,710,966	12,737,572	9.0%	13,582,012	12,713,337	6.8%

Earnings per share - Basic	$0.36	$0.19	$0.04	$0.14	$0.05	620.0%	$0.55	$3.93	-86.0%
Earnings per share - Diluted	0.35	0.19	0.04	0.14	0.05	600.0%	0.54	3.90	-86.2%

Cash dividends declared per share	$0.17	$0.17	$0.17	$0.17	$0.17	0.0%	$0.34	$0.34	0.0%
Dividend payout ratio (2)	94.45%	424.00%	121.60%	378.10%	4.43%	2032.1%	154.39%	8.59%	1697.3%

Operating Earnings (non-GAAP) (3)
Net income (GAAP)	$4,918	$2,516	$559	$1,787	$575	755.3%	$7,434	$49,536	-85.0%
Gain on acquisition, net of tax	—	(3,610)	—	—	—		(3,610)	(62,452)
Other-than-temporary impairment (OTTI), net of tax	—	—	—	331	559	-100.0%	—	4,116	-100.0%
Merger-related expense, net of tax	390	398	56	392	798		788	3,286
Termination of group insurance	—	—	893	—	—		—	—
FHLB advances prepayment penalty, net of tax	—	—	—	—	—		—	2,031
Net operating earnings (loss) (non-GAAP)	$5,308	$(696)	$1,508	$2,510	$1,932	174.8%	$4,612	$(3,483)	-232.4%

Operating earnings (loss) per share - Basic	$0.38	$(0.05)	$0.12	$0.20	$0.15	153.3%	$0.33	$(0.28)	-217.9%
Operating earnings (loss) per share - Diluted	0.38	(0.05)	0.12	0.20	0.15	153.3%	0.33	(0.27)	-222.2%

						Second
	AVERAGE for Quarter Ended					Quarter	AVERAGE for Six Months		YTD
	June 30,	March 31,	December 31,	September 30,	June 30,	2011 - 2010	June 30,	June 30,	2011 - 2010
	2011	2011	2010	2010	2010	% Change	2011	2010	% Change
BALANCE SHEET HIGHLIGHTS
Loans held for sale	$13,385	$19,271	$45,507	$33,422	$17,373	-23.0%	$16,312	$14,726	10.8%
Acquired loans	391,805	355,995	345,335	405,315	427,223	-8.3%	375,512	365,282	2.8%
Non-acquired loans	2,366,905	2,310,586	2,271,470	2,241,376	2,198,417	7.7%	2,338,901	2,191,840	6.7%
Total loans (1)	2,758,710	2,666,581	2,616,805	2,646,691	2,625,640	5.1%	2,714,413	2,557,122	6.2%
FDIC receivable for loss share agreements	290,768	237,681	227,512	258,474	273,009	6.5%	262,925	265,711	-1.0%
Total investment securities	236,798	247,984	252,016	282,622	305,536	-22.5%	242,527	293,776	-17.4%
Intangible assets	75,106	73,064	72,813	73,247	73,615	2.0%	74,064	72,470	2.2%
Earning assets	3,298,395	3,225,498	3,132,763	3,129,015	3,130,429	5.4%	3,257,154	3,074,540	5.9%
Total assets	3,936,572	3,797,529	3,657,070	3,655,798	3,677,397	7.0%	3,866,509	3,578,102	8.1%
Noninterest-bearing deposits	610,109	539,313	494,521	473,807	469,980	29.8%	574,915	446,925	28.6%
Interest-bearing deposits	2,658,638	2,611,206	2,549,046	2,545,935	2,544,589	4.5%	2,635,103	2,429,351	8.5%
Total deposits	3,268,747	3,150,519	3,043,567	3,019,742	3,014,569	8.4%	3,210,018	2,876,276	11.6%
Federal funds purchased and repurchase agreements	224,163	226,519	193,167	204,333	229,145	-2.2%	225,342	229,697	-1.9%
Other borrowings	46,379	48,848	56,768	62,308	62,680	-26.0%	47,459	104,475	-54.6%
Shareholders’ equity	369,019	347,176	334,676	336,015	336,424	9.7%	358,111	336,369	6.5%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands, except per share data)

	ENDING Balance					Second Quarter
	June 30,	March 31,	December 31,	September 30,	June 30,	2011 - 2010
	2011	2011	2010	2010	2010	% Change
BALANCE SHEET HIGHLIGHTS
Loans held for sale	$17,956	$10,755	$42,704	$49,586	$22,724	-21.0%
Acquired loans	367,491	417,796	321,038	369,272	413,549	-11.1%
Non-acquired loans	2,405,613	2,348,309	2,296,200	2,258,353	2,227,442	8.0%
Total loans (1)	2,773,104	2,766,105	2,617,238	2,627,625	2,640,991	5.0%
FDIC receivable for loss share agreements	299,200	303,795	212,103	267,486	265,890	12.5%
Total investment securities	249,483	233,207	237,912	268,194	293,917	-15.1%
Intangible assets	74,915	75,421	72,605	73,037	73,468	2.0%
Allowance for loan losses (1)	(61,875)	(73,997)	(47,512)	(46,657)	(46,167)	34.0%
Premises and equipment	90,529	87,326	87,381	86,396	84,206	7.5%
Total assets	3,839,935	3,962,866	3,594,791	3,612,864	3,618,646	6.1%
Noninterest-bearing deposits	598,112	606,135	484,838	472,753	465,594	28.5%
Interest-bearing deposits	2,607,716	2,713,415	2,519,310	2,547,393	2,546,273	2.4%
Total deposits	3,205,828	3,319,550	3,004,148	3,020,146	3,011,867	6.4%
Federal funds purchased and repurchase agreements	187,550	206,560	191,017	163,905	177,281	5.8%
Other borrowings	46,275	46,587	46,978	62,183	62,557	-26.0%
Total liabilities	3,468,830	3,596,816	3,264,834	3,277,669	3,284,043	5.6%
Shareholders’ equity	371,105	366,050	329,957	335,195	334,603	10.9%

Common shares issued and outstanding	13,987,686	13,958,824	12,793,823	12,779,463	12,773,855	9.5%

						Second Quarter
	June 30,	March 31,	December 31,	September 30,	June 30,	2011 - 2010
	2011	2011	2010	2010	2010	% Change
NONPERFORMING ASSETS (ENDING BALANCE)
Non-acquired
Non-acquired nonaccrual loans	$57,806	$58,870	$62,661	$66,964	$75,313	-23.2%
Restructured loans	10,880	11,168	6,365	3,479	—
Other real estate owned (“OREO”) not covered under FDIC loss share agreements	24,900	19,816	17,264	15,657	9,803	154.0%
Accruing loans past due 90 days or more	94	339	118	319	582	-83.9%
Other nonperforming assets	50	575	50	13	159	-68.6%
Total non-acquired nonperforming assets	93,730	90,768	86,458	86,431	85,857	9.2%
Acquired
Acquired nonaccrual loans	—	—	—	—	—
OREO covered under FDIC loss share agreements	74,591	77,286	69,317	47,365	31,750	134.9%
Acquired accruing loans past due 90 days or more	—	—	—	—	—
Other nonperforming assets	408	308	19	9	34
Total acquired nonperforming assets	74,999	77,594	69,336	47,374	31,784	136.0%
Total nonperforming assets	$168,729	$168,362	$155,794	$133,805	$117,641	43.4%

Excluding Acquired Assets
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	3.86%	3.83%	3.74%	3.80%	3.84%
Total nonperforming assets as a percentage of total assets (5)	2.44%	2.29%	2.41%	2.39%	2.37%
NPLs as a percentage of period end non-acquired loans	2.86%	3.00%	3.01%	3.13%	3.41%
Non-acquired loans 30-89 Day Past Due	$11,451	$12,368	$12,939	$12,857	$10,738	6.6%
Including Acquired Assets
Total nonperforming assets as a percentage of total loans and repossessed assets (1) (4)	5.87%	5.88%	5.76%	4.97%	4.39%
Total nonperforming assets as a percentage of total assets	4.39%	4.25%	4.33%	3.70%	3.25%
NPLs as a percentage of period end loans	2.48%	2.54%	2.64%	2.69%	2.87%

CLASSIFIED ASSETS (ENDING BALANCE) (11)
Classified (criticized) loans	$163,856	$166,722	$171,831	$180,549	$190,872	-14.2%
OREO and other nonperforming assets	24,950	20,391	17,314	15,670	9,962	150.5%
Classified securities	—	—	—	3,026	3,310	-100.0%
Total classified assets	$188,806	$187,113	$189,145	$199,245	$204,144	-7.5%

Tier 1 capital	$340,479	$336,542	$304,116	$304,527	$304,483	11.8%
Classified assets as a percentage of Tier 1 capital and allowance for loan losses	48.58%	48.64%	53.79%	56.74%	58.22%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

	Quarter Ended					Second Quarter	Six Months Ended		YTD
	June 30,	March 31,	December 31,	September 30,	June 30,	2011 - 2010	June 30,	June 30,	2011 - 2010
	2011	2011	2010	2010	2010	% Change	2011	2010	% Change
ALLOWANCE FOR LOAN LOSSES (1)
Non-acquired Loans:
Balance at beginning of period	$48,164	$47,512	$46,657	$46,167	$41,397	16.3%	$47,512	$37,488	26.7%
Loans charged off	(4,574)	(9,200)	(10,106)	(10,311)	(7,898)	-42.1%	(13,774)	(25,009)	-44.9%
Overdrafts charged off	(196)	(122)	(316)	(541)	(275)	-28.7%	(318)	(534)	-40.4%
Loan recoveries	454	456	507	851	346	31.2%	910	700	30.0%
Overdraft recoveries	103	169	103	163	88	17.0%	272	235	15.7%
Net charge-offs	(4,213)	(8,697)	(9,812)	(9,838)	(7,739)	-45.6%	(12,910)	(24,608)	-47.5%
Provision for loan losses on non-acquired loans	4,229	9,349	10,667	10,328	12,509	-66.2%	13,578	33,287	-59.2%
Balance at end of period, non-acquired loans	48,180	48,164	47,512	46,657	46,167	4.4%	48,180	46,167	4.4%
Acquired Loans:
Balance at beginning of period	25,833	—	—	—	—		—	—
Loans charged off	(11,850)	—	—	—	—		(11,850)	—
Loan recoveries	—	—	—	—	—		—	—
Net charge-offs	(11,850)	—	—	—	—		(11,850)	—
Provision for loan losses on acquired loans:
Provision for loan losses before benefit attibutable to FDIC loss share agreements	(288)	25,833	—	—	—		25,545	—
Benefit attributable to FDIC loss share agreements	274	(24,541)	—	—	—		(24,268)	—
Net provision for loan losses on acquired loans	(14)	1,292	—	—	—		1,277	—
Provision for loan losses recorded through the FDIC loss share receivable	(274)	24,541	—	—	—		24,268	—
Balance at end of period, acquired loans	13,695	25,833	—	—	—		13,695	—
Balance at end of period, total allowance for loan losses	$61,875	$73,997	$47,512	$46,657	$46,167	34.0%	$61,875	$46,167	34.0%

Total provision for loan losses charged to operations	$4,215	$10,641	$10,667	$10,328	$12,509		$14,855	$33,287
Allowance for loan losses as a percentage of total loans (1) (6)	2.00%	2.05%	2.07%	2.07%	2.07%		2.00%	2.07%
Allowance for loan losses as a percentage of total loans, including acquired (1)	2.23%	2.68%	—	—	—		2.23%	—
Allowance for loan losses as a percentage of nonperforming loans (6)	70.05%	68.44%	68.71%	65.94%	60.83%		70.05%	60.83%
Net charge-offs as a percentage of average loans (annualized) (1) (6)	0.71%	1.53%	1.71%	1.74%	1.41%		1.11%	2.26%

						Second Quarter
	June 30,	March 31,	December 31,	September 30,	June 30,	2011 - 2010
	2011	2011	2010	2010	2010	% Change
LOAN PORTFOLIO (ENDING balance) (1)
Acquired loans	$367,491	$417,796	$321,038	$369,272	$413,549	-11.1%
Non-acquired loans:
Commercial non-owner occupied real estate:
Construction and land development	338,288	370,442	391,987	402,256	422,866	-20.0%
Commercial non-owner occupied	306,698	332,773	320,203	322,050	308,980	-0.7%
Total commercial non-owner occupied real estate	644,986	703,215	712,190	724,306	731,846	-11.9%
Consumer real estate:
Consumer owner occupied	367,910	339,948	325,470	314,933	307,398	19.7%
Home equity loans	263,667	263,331	263,961	256,934	251,951	4.7%
Total consumer real estate	631,577	603,279	589,431	571,867	559,349	12.9%
Commercial owner occupied real estate	669,224	606,795	578,587	547,151	502,795	33.1%
Commercial and industrial	215,901	206,348	202,987	203,903	212,863	1.4%
Other income producing property	133,152	131,909	124,431	127,868	126,004	5.7%
Consumer non real estate	80,072	73,464	67,768	61,669	63,133	26.8%
Other	30,701	23,299	20,806	21,589	31,452	-2.4%
Total non-acquired loans	2,405,613	2,348,309	2,296,200	2,258,353	2,227,442	8.0%
Total loans (net of unearned income) (1)	$2,773,104	$2,766,105	$2,617,238	$2,627,625	$2,640,991	5.0%

Loans held for sale	$17,956	$10,755	$42,704	$49,586	$22,724	-21.0%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands, except per share data)

	Quarter Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2011	2011	2010	2010	2010	2011	2010
SELECTED RATIOS

Return on average assets (annualized)	0.50%	0.27%	0.06%	0.19%	0.06%	0.39%	2.79%

Return on average equity (annualized)	5.35%	2.94%	0.66%	2.11%	0.69%	4.19%	29.70%

Return on average tangible equity (annualized)	7.16%	4.15%	1.40%	3.15%	1.42%	5.72%	38.23%

Net interest margin (tax equivalent)	4.67%	4.18%	4.07%	3.98%	4.04%	4.43%	3.97%

Efficiency ratio (tax equivalent) (7)	74.33%	70.17%	74.77%	68.50%	67.01%	72.21%	34.57%

Book value per common share	$26.53	$26.22	$25.79	$26.23	$26.19

Tangible book value per common share	$21.18	$20.82	$20.12	$20.51	$20.44

Common shares issued and outstanding	13,987,686	13,958,824	12,793,823	12,779,463	12,773,855

Equity-to-assets	9.66%	9.24%	9.18%	9.28%	9.25%

Tangible equity-to-tangible assets	7.87%	7.48%	7.31%	7.41%	7.37%

Tier 1 leverage (9)	8.82%	9.04%	8.48%	8.50%	8.43%

Tier 1 risk-based capital (9)	13.90%	13.96%	13.34%	13.36%	13.50%

Total risk-based capital (9)	15.16%	15.23%	14.60%	15.27%	15.42%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	June 30, 2011			June 30, 2010
	Average	Interest	Average	Average	Interest	Average
	Balance	Earned/Paid	Yield/Rate	Balance	Earned/Paid	Yield/Rate
YIELD ANALYSIS

Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$289,502	$361	0.50%	181,940	$214	0.47%
Investment securities (taxable)	207,480	1,741	3.37%	274,942	2,740	4.00%
Investment securities (tax-exempt)	29,318	235	3.22%	30,594	164	2.15%
Loans held for sale	13,385	150	4.49%	17,373	198	4.57%
Loans (1)	2,758,710	40,844	5.94%	2,625,640	35,796	5.47%
Total interest-earning assets	3,298,395	43,331	5.27%	3,130,489	39,112	5.01%

Noninterest-Earning Assets:
Cash and due from banks	92,782			64,051
Other assets	614,717			525,282
Allowance for loan losses	(69,322)			(42,425)
Total noninterest-earning assets	638,177			546,908
Total Assets	$3,936,572			$3,677,397

Interest-Bearing Liabilities:
Transaction and money market accounts	$1,306,883	$1,706	0.52%	$1,040,574	$2,018	0.78%
Savings deposits	260,726	252	0.39%	195,979	212	0.43%
Certificates and other time deposits	1,091,028	2,702	0.99%	1,308,036	4,847	1.49%
Federal funds purchased and repurchase agreements	224,163	142	0.25%	229,145	172	0.30%
Other borrowings	46,379	527	4.56%	62,680	703	4.50%
Total interest-bearing liabilities	2,929,179	5,329	0.73%	2,836,414	7,952	1.12%

Noninterest-Bearing Liabilities:
Demand deposits	610,109			469,980
Other liabilities	28,265			34,579
Total noninterest-bearing liabilities (“Non-IBL”)	638,374			504,559
Shareholders’ equity	369,019			336,424
Total Non-IBL and shareholders’ equity	1,007,393			840,983
Total liabilities and shareholders’ equity	$3,936,572			$3,677,397

Net interest income and margin (NON-TAX EQUIV.)		$38,002	4.62%		$31,160	3.99%
Net interest margin (TAX EQUIVALENT)			4.67%			4.04%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

	Six Months Ended
	June 30, 2011			June 30, 2010
	Average	Interest	Average	Average	Interest	Average
	Balance	Earned/Paid	Yield/Rate	Balance	Earned/Paid	Yield/Rate
YIELD ANALYSIS

Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$283,903	$714	0.51%	$208,984	$466	0.45%
Investment securities (taxable)	212,908	3,598	3.41%	263,147	5,254	4.03%
Investment securities (tax-exempt)	29,619	450	3.06%	30,629	429	2.82%
Loans held for sale	16,312	294	3.63%	14,726	319	4.37%
Loans (1)	2,714,413	77,530	5.76%	2,557,122	69,848	5.51%
Total interest-earning assets	3,257,155	82,586	5.11%	3,074,608	76,316	5.01%

Noninterest-Earning Assets:
Cash and due from banks	86,813			66,702
Other assets	580,185			476,532
Allowance for loan losses	(57,644)			(39,740)
Total noninterest-earning assets	609,354			503,494
Total Assets	$3,866,509			$3,578,102

Interest-Bearing Liabilities:
Transaction and money market accounts	$1,279,208	$3,881	0.61%	$959,523	$3,640	0.76%
Savings deposits	244,765	513	0.42%	191,489	425	0.45%
Certificates and other time deposits	1,111,130	5,984	1.09%	1,278,339	10,067	1.59%
Federal funds purchased and repurchase agreements	225,342	301	0.27%	229,697	337	0.30%
Other borrowings	47,459	1,059	4.50%	104,475	2,056	3.97%
Total interest-bearing liabilities	2,907,904	11,738	0.81%	2,763,523	16,525	1.21%

Noninterest-Bearing Liabilities:
Demand deposits	574,915			446,925
Other liabilities	25,579			31,285
Total noninterest-bearing liabilities (“Non-IBL”)	600,494			478,210
Shareholders’ equity	358,111			336,369
Total Non-IBL and shareholders’ equity	958,605			814,579
Total liabilities and shareholders’ equity	$3,866,509			$3,578,102

Net interest income and margin (NON-TAX EQUIV.)		$70,848	4.39%		$59,791	3.92%
Net interest margin (TAX EQUIVALENT)			4.43%			3.97%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

						Second
	Three Months Ended					Quarter	Six Months Ended		YTD
	June 30,	March 31,	December 31,	September 30,	June 30,	2011 - 2010	June 30,		2011 - 2010
	2011	2011	2010	2010	2010	% Change	2011	2010	% Change
NONINTEREST INCOME & EXPENSE
Noninterest income:
Gain on acquisition	$—	$5,528	$—	$—	$—		5,528	98,081
Service charges on deposit accounts	5,615	5,030	5,554	5,683	5,582	0.6%	10,645	10,105	5.3%
Mortgage banking income	1,125	863	2,519	1,934	1,267	-11.2%	1,988	2,111	-5.8%
Bankcard services income	3,045	2,659	2,443	2,397	2,348	29.7%	5,704	4,147	37.5%
Trust and investment services income	1,525	1,249	1,081	1,199	1,187	28.5%	2,774	1,971	40.7%
Securities gains (losses), net (8)	10	323	262	(479)	(675)	101.5%	333	(6,261)	-105.3%
Accretion on FDIC indemnification asset	(3,133)	(401)	977	530	567	652.6%	(3,534)	936	-477.6%
Other	605	622	420	566	752	-19.5%	1,227	1,559	-21.3%
Total noninterest income	$8,792	$15,873	$13,256	$11,830	$11,028	-20.3%	$24,665	$112,649	-78.1%

Noninterest expense:
Salaries and employee benefits	$18,016	$16,646	$16,505	$15,274	$15,263	18.0%	$34,662	$29,016	19.5%
Federal Home Loan Bank advances prepayment fee	—	—	—	—	—		—	3,189
Net occupancy expense	2,346	2,576	2,218	2,046	1,907	23.0%	4,922	4,280	15.0%
Furniture and equipment expense	2,181	1,957	1,993	1,963	1,937	12.6%	4,138	3,573	15.8%
Information services expense	2,503	2,341	2,459	2,157	2,157	16.0%	4,844	4,528	7.0%
FDIC assessment and other regulatory charges	1,255	1,479	1,379	1,354	1,227	2.3%	2,734	2,550	7.2%
OREO expense and loan related	2,777	2,533	2,888	1,861	825	236.6%	5,310	555	856.8%
Advertising and marketing	289	909	1,389	614	1,028	-71.9%	1,198	1,615	-25.8%
Business development and staff related	873	805	740	916	795	9.8%	1,678	1,602	4.7%
Professional fees	501	433	378	495	616	-18.7%	934	1,173	-20.4%
Amortization of intangibles	505	446	432	432	437	15.6%	951	787	20.8%
Merger-related expense	598	609	66	566	964		1,207	4,872
Other	3,204	3,490	3,299	2,254	1,828	75.3%	6,694	3,824	75.1%
Total noninterest expense	$35,048	$34,224	$33,746	$29,932	$28,984	20.9%	$69,272	$61,564	12.5%

	Quarter Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2011	2011	2010	2010	2010	2011	2010
RECONCILIATION OF NON-GAAP TO GAAP (10)

Return on Average Tangible Equity
Return on average tangible equity (non-GAAP)	7.16%	4.15%	1.40%	3.15%	1.42%	5.72%	38.23%
Effect to adjust for tangible assets	-1.81%	-1.21%	-0.74%	-1.04%	-0.73%	-1.53%	-8.53%
Return on average equity (GAAP)	5.35%	2.94%	0.66%	2.11%	0.69%	4.19%	29.70%

Tangible Book Value Per Common Share
Tangible book value per common share (non-GAAP)	$21.18	$20.82	$20.12	$20.51	$20.44
Effect to adjust for tangible assets	5.35	5.40	5.67	5.72	5.75
Book value per common share (GAAP)	$26.53	$26.22	$25.79	$26.23	$26.19

Tangible Equity-to-Tangible Assets
Tangible equity-to-tangible assets (non-GAAP)	7.87%	7.48%	7.31%	7.41%	7.37%
Effect to adjust for tangible assets	1.79%	1.76%	1.87%	1.87%	1.88%
Equity-to-assets (GAAP)	9.66%	9.24%	9.18%	9.28%	9.25%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

Notes:

(1) Loan data excludes mortgage loans held for sale.

(2) The Company pays cash dividends on common shares out of earnings generated in the preceding quarter; therefore, the dividend payout ratio is calculated by dividing total dividends paid during the second quarter of 2011 by the total net income reported in the first quarter of 2011.

(3) Operating earnings is a non-GAAP measure and excludes the effect of the gain on acquisition, OTTI, merger-related expense, and the termination fee for the former group insurance plan.  Management believes that non-GAAP operating earnings provides additional useful information.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.  Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  Operating earnings (non-GAAP) excludes the following from net income available to common shareholders (GAAP) on an after-tax basis:  (a) pre-tax gain on acquisition of $5.5 million for the quarter ended March 31, 2011; (b) pre-tax OTTI of $30,000, $479,000, and $675,000 for the quarters ended December 31, 2010, September 30, 2010, and June 30, 2010, respectively; (c) pre-tax merger-related expense of $598,000, $609,000, $66,000, $566,000, and $964,000 for the quarter ended June 30, 2011, March 31, 2011, December 31, 2010, September 30, 2010, and June 30, 2010, respectively;  and (d) group insurance termination fee of $1.1 million for the quarter ended December 31, 2010.

(4) Repossessed assets includes OREO and other nonperforming assets.

(5) Calculated by dividing total non-acquired NPAs by total assets.

(6) Allowance for loan loss data excludes acquired loans.

(7) The efficiency ratio (tax equivalent) would be 73.06% for June 30, 2011 if adjusted by subtracting merger-related expense of $598,000 from non-interest expense.  The efficiency ratio (tax equivalent) would be 77.73% for March 31, 2011 if adjusted by subtracting the $5.5 million gain on acquistion from noninterest income and subtracting merger-related expense of $609,000 from noninterest expense.  The efficiency ratio (tax equivalent) would be 72.29% for December 31, 2010 if adjusted by subtracting $66,000 of merger-related expenses and the $1.1 million group termination fee from non-interest expense.  The efficiency ratio (tax equivalent) would be 67.21% for September 30, 2010 if adjusted by subtracting $566,000 of merger-related expenses from non-interest expense.  The efficiency ratio (tax equivalent) would be 64.78% for June 30, 2010 if adjusted by subtracting merger-related expense of $964,000 from non-interest expense.

(8) If an other-than-temporary impairment charge was recorded during the quarter, the amount would be reflected in the “securities gains (losses), net” line item.

(9) June 30, 2011 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C; all other periods are presented as filed.

(10) The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible return on equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by  industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.  Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  The sections titled “Reconciliation of Non-GAAP to GAAP” provide tables that reconcile non-GAAP measures to GAAP.

(11) Classified asset data excludes acquired assets.